Exhibit 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR THIRD QUARTER 2007
     SAN RAMON, Calif., October 9, 2007 — Chevron Corporation (NYSE:CVX) today reported in its interim update for the third quarter 2007 that net income is expected to be significantly below the record $5.4 billion earned in the second quarter 2007.
     The lower projected earnings are mainly the result of a sharp decline in refined-product margins for the downstream business and the impact of nonrecurring items. In the second quarter, nonrecurring items included a benefit of $680 million from the company’s sale of its common stock investment in Dynegy Inc. Third quarter results are expected to include an approximate $260 million gain on the sale of the company’s marketing assets in the Benelux countries. Nonrecurring net charges in the third quarter are projected to be approximately $700 million. These charges include asset impairments, environmental remediation provisions, income tax adjustments, asset retirement obligations, and severance provisions.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the third quarter. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on November 2, 2007. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the third quarter 2007 vs. full second quarter 2007 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International results are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2006		2007
		3Q	4Q	1Q	2Q	3Q thru Aug	3Q thru Sep

U.S. Upstream
Net Production:
Liquids	MBD	464	466	462	468	461	n/a
Natural Gas	MMCFD	1,846	1,782	1,723	1,703	1,704	n/a
BOE	MBOED	772	763	749	752	745	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	70.56	59.98	58.09	64.96	73.23	75.25
Avg. Midway Sunset Posted Price	$/Bbl	59.08	48.20	47.08	55.18	63.97	65.43
Nat. Gas-Henry Hub. “Bid Week” Avg.	$/MCF	6.58	6.56	6.80	7.56	6.52	6.16
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	6.09	5.82	6.66	6.85	6.03	5.68
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	5.31	4.67	5.40	3.72	3.24	2.83

Average Realizations:
Crude	$/Bbl	63.98	52.98	51.60	58.89	67.44	n/a
Liquids	$/Bbl	61.99	51.06	49.91	57.27	65.26	n/a
Natural Gas	$/MCF	5.93	5.90	6.40	6.56	5.75	n/a

Exploration Expense	$MM, B/T	76	163	142	67	n/a	n/a

International Upstream
Net Production:
Liquids	MBD	1,267	1,346	1,317	1,297	1,275	n/a
Other Produced Volumes	MBD	141	35	32	29	31	n/a

Total	MBD	1,408	1,381	1,349	1,326	1,306	n/a
Natural Gas	MMCFD	3,119	3,067	3,271	3,314	3,294	n/a
BOE — incl. Other Produced Volumes	MBOED	1,928	1,892	1,894	1,878	1,855	n/a

Pricing:
Avg. Brent Spot Price	$/Bbl	69.72	59.44	58.26	68.73	73.60	74.70

Average Realizations:
Liquids	$/Bbl	61.90	51.77	51.15	61.32	66.67	n/a
Natural Gas	$/MCF	3.66	3.67	3.85	3.64	3.75	n/a

Exploration Expense	$MM, B/T	208	384	164	206	n/a	n/a
     Worldwide daily oil-equivalent production for the first two months of the third quarter declined about 1 percent from 2.63 million barrels per day in the second quarter. U.S. crude realizations improved by $8.55 per barrel — in line with the increase in West Texas Intermediate (WTI) and California heavy crude prices. International liquids realizations were higher by $5.35 per barrel, slightly more than the increase in Brent spot prices. U.S. natural gas realizations decreased $0.81 per thousand cubic feet, reflecting similar reductions in bid week pricing.
     Compared to the second quarter, the benefit of higher crude realizations for the full third quarter is expected to be more than offset by the decline in U.S. natural gas prices, volumetric effects (liftings), and an increase in net charges related to nonrecurring items.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.
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		2006		2007
		3Q	4Q	1Q	2Q	3Q thru Aug	3Q thru Sep

Downstream
Market Indicators	$/Bbl
Refining Margins
USWC — ANS 5-3-1-1		19.36	20.55	26.69	30.28	14.47	14.11
USGC LHD — Avg of Mogas + Dist, less Fuel Oil		34.10	27.58	28.85	37.17	30.91	31.50
Singapore — Dubai 3-1-1-1		4.07	1.96	5.79	8.87	6.39	5.84
N.W. Europe — Brent 3-1-1-1		(0.22)	(2.06)	(0.53)	2.08	(0.14)	0.06

Marketing Margins
U.S. West — LA Mogas DTW to Spot		11.08	4.32	2.63	5.12	3.45	2.42
U.S. East — Houston Mogas Rack to Spot		7.31	4.64	5.21	3.99	3.02	2.63
Asia-Pacific / Middle East / Africa		4.42	5.91	4.39	3.66	3.84	n/a
United Kingdom		7.31	4.89	4.98	5.45	6.71	n/a
Latin America		5.92	5.84	6.08	7.39	6.03	n/a

Actual Volumes:
U.S. Refinery Input	MBD	967	916	729	881	812	n/a
Int’l Refinery Input	MBD	1,055	987	1,070	942	1,040	n/a
U.S. Branded Mogas Sales	MBD	625	622	622	630	653	n/a
     The U.S. West Coast industry refining margin indicator for the full third quarter declined more than 50 percent from about $30 per barrel in the second quarter. The U.S. Gulf Coast light-heavy-differential marker averaged $31.50 per barrel, down over 15 percent in the full third quarter. Outside the United States, benchmark refining margins were also considerably lower.
     During the full third quarter, the Los Angeles mogas marketing margin indicator fell by more than 50 percent to $2.42 per barrel, while the Houston mogas indicator declined over 30 percent to $2.63 per barrel.
     U.S. refinery daily crude-input volumes for the first two months of the third quarter decreased primarily due to planned and unplanned shutdowns at the company’s refineries in El Segundo, California, and Pascagoula, Mississippi. On August 16, the company experienced a fire in the Number 2 crude unit at the Pascagoula refinery, and the unit remains out of service. No fire-related injuries occurred, and the company has been able to maintain uninterrupted product supplies to customers during this outage.
     Outside the United States, refinery input volumes increased due to the completion of a planned shutdown at the company’s refinery in Capetown, South Africa, and higher volumes at the Yeosu Refinery in South Korea.
     Compared to the second quarter, the benefit of an approximate $260 million gain on the sale of the company’s marketing assets in Belgium, the Netherlands, and Luxembourg is expected to be much more than offset during the full third quarter by the worldwide impacts of lower refined-product margins, U.S. refinery shutdowns and an increase in net charges related to nonrecurring items.
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CHEMICALS

		2006		2007
		3Q	4Q	1Q	2Q	3Q thru Aug	3Q thru Sep

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		17.03	16.10	11.08	10.86	12.39	11.47
HDPE Industry Contract Sales Margin		13.00	12.10	13.62	14.58	15.85	16.71
Styrene Industry Contract Sales Margin		11.24	11.51	11.09	11.57	11.46	11.51
Footnote

Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, industry indicator margins for the full third quarter in general were slightly higher than the second quarter.
ALL OTHER
     The company’s standard guidance for quarterly net after-tax charges related to corporate and other activities is between $160 million and $200 million. Due to the potential for irregularly occurring accruals related to tax items, pension settlements, and other corporate items, actual results may differ.
     The second quarter included a gain of approximately $680 million on the sale of the company’s investment in Dynegy and charges of about $160 million related to the redemption of Texaco Capital Bonds. For the full third quarter, net charges are expected to be at or above the $200 million high end of the standard range.
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NOTICE
Chevron’s discussion of third quarter 2007 earnings with security analysts will take place on Friday, November 2, 2007, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information will be contained in the Investor Relations Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR’’
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of
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competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2006 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.